EXHIBIT 11.1

                        EQUITY CORPORATION INTERNATIONAL
                       COMPUTATION OF EARNINGS PER SHARE
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                                                  YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------
                                            1996            1995            1994
                                       --------------  --------------  --------------
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Computation of earnings per share:
     Income before extraordinary item
        attributable to common
        stock........................  $   10,325,593  $    6,235,801  $    3,946,070
     Extraordinary item..............              --              --        (198,049)
                                       --------------  --------------  --------------
     Net income attributable to
        common stock.................  $   10,325,593  $    6,235,801  $    3,748,021
                                       ==============  ==============  ==============
Weighted average number of common
  shares outstanding.................      17,781,279      14,699,353       9,854,281
Additional shares assuming conversion
  of stock options...................         268,572         134,740              --
Effect of restricted stock issued....          18,175             444              --
Shares sold prior to the initial
public offering......................              --              --         228,375
Less shares assumed repurchased with
  proceeds from sale of shares.......              --              --         (80,809)
                                       --------------  --------------  --------------
Weighted average shares for primary
  savings per share..................      18,068,026      14,834,537      10,001,847
Incremental shares issuable using
  year-end market price:
     Conversion of stock options.....          13,431          49,312              --
     Effect of restricted stock
        issued.......................           1,654             819              --
                                       --------------  --------------  --------------
Weighted average shares for fully
  diluted earnings per share.........      18,083,111      14,884,668      10,001,847
                                       ==============  ==============  ==============
Primary earnings per common and
  equivalent share:
     Income before extraordinary
        item.........................  $         0.57  $         0.42  $         0.39
     Extraordinary item..............              --              --           (0.02)
                                       --------------  --------------  --------------
     Net income......................  $         0.57  $         0.42  $         0.37
                                       ==============  ==============  ==============
Fully diluted earnings per common and
  equivalent share:
     Income before extraordinary
        item.........................  $         0.57  $         0.42  $         0.39
     Extraordinary item..............              --              --           (0.02)
                                       --------------  --------------  --------------
     Net income......................  $         0.57  $         0.42  $         0.37
                                       ==============  ==============  ==============
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